Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, July 7, 2011 David Vander Ploeg Executive VP and CFO 920-882-5854

W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES EXCHANGE TRANSACTION TO

RETIRE 3.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2026 AND

ENTRY INTO CREDIT AGREEMENT AMENDMENT

Greenville, WI, July 7, 2011—School Specialty (NASDAQ:SCHS) has entered into separate, privately negotiated exchange agreements under which it will retire $57.5 million in aggregate principal amount of its outstanding 3.75% Convertible Subordinated Debentures due 2026 (the “2006 Debentures”) in exchange for its issuance of a new series of 3.75% Convertible Subordinated Debentures due 2026 created under a March 1, 2011 indenture (the “2011 Debentures”) in an aggregate original principal amount of $57.5 million.  This issuance of the 2011 Debentures is the second following the March 2011 issuance of 2011 Debentures in an aggregate original principal amount of $100 million.  Following these transactions, there will be a total of $42.5 million in aggregate principal amount of 2006 Debentures outstanding.

The 2011 Debentures mature in 2026 and pay interest semi-annually at a rate of 3.75% per year in respect of each $1,000 original principal amount of 2011 Debentures and in addition thereto their principal accretes at a rate of 3.9755% per year commencing March 1, 2011, compounding on a semi-annual basis.  The accreted portion of the principal does not bear interest and is not convertible.  The original principal amount of each 2011 Debenture is convertible, at the option of School Specialty, into cash or a combination of cash and shares of School Specialty common stock upon satisfaction of certain conditions at a current conversion price of $22.62 per share of common stock.  Shares of School Specialty common stock issuable upon conversion of the 2011 Debentures have been reserved for issuance.

Holders of the 2011 Debentures have the option to require School Specialty to purchase the 2011 Debentures outstanding on November 30, 2014, and certain subsequent dates, at a price equal to the accreted principal amount of the 2011 Debentures delivered for repurchase plus any accrued and unpaid interest on the original principal amount of such 2011 Debentures.  School Specialty has the right to redeem the 2011 Debentures beginning May 30, 2014 at a price equal to the accreted principal amount of the 2011 Debentures to be redeemed plus any accrued but unpaid interest on the original principal amount of such 2011 Debentures.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Entry into Credit Agreement Amendment

On July 1, 2011, School Specialty entered into the Second Amendment to its Credit Agreement dated as of April 23, 2010 (the “Amendment”).  The Amendment is conditioned on the exchange of at least $50 million in aggregate principal amount of outstanding 2006 Debentures for 2011 Debentures, and the delay draw term commitments will be permanently reduced by the amount of the 2006 Debentures so exchanged.  Pursuant to the Amendment:

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The consolidated total leverage ratio will not be tested for the fiscal quarters ending July 30, 2011 and October 29, 2011 and will be increased to 5.50 to 1 for the fiscal quarter ending January 28, 2012, 5.25 to 1 for the fiscal quarter ending April 28, 2012 and 5.50 to 1 for the fiscal quarter ending July 28, 2012, and will remain at a ratio of 4.50 to 1 for the fiscal quarter ending October 27, 2012 and each fiscal quarter thereafter;

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The consolidated senior secured leverage ratio will not be tested for the fiscal quarters ending July 30, 2011 and October 29, 2011 and will be decreased to 3.00 to 1 for the fiscal quarters ending January 28, 2012 and April 28, 2012, 3.50 to 1 for the fiscal quarter ending July 28, 2012 and 3.00 to 1 for the fiscal quarters ending October 27, 2012 and January 26, 2013, and will remain at a ratio of 3.00 to 1 for the fiscal quarter ending April 27, 2013 and each fiscal quarter thereafter; and

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School Specialty must satisfy a new minimum consolidated EBITDA condition, pursuant to which School Specialty’s consolidated EBITDA for the fiscal quarter ending July 30, 2011 must not be less than $37.0 million and the sum of School Specialty’s consolidated EBITDA for the two fiscal quarters ending October 29, 2011 must not be less than $74.0 million.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.